SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549

                                  FORM 8-K


                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934
                      Date of Report:  February 6, 1998



                               MEDIMMUNE, INC.
           (Exact name of registrant as specified in its charter)



                      Commission File Number:  0-19131




          Delaware                                    52-1555759
     (State of Incorporation)                     (I.R.S. Employer
                                                  Identification No.)



     35 West Watkins Mill Road, Gaithersburg, MD      20878
     (Address of principal executive offices)       (Zip Code)


          Registrant's telephone number, including area code (301) 417-0770


                No Exhibits are being filed with this report


CytoGam and RespiGam are registered trademarks of the Company.


                               MEDIMMUNE, INC.
                         Current Report on Form 8-K


ITEM 5.  OTHER EVENTS

MedImmune, Inc. reported the information contained in the following press release dated February 9, 1998:

        MEDIMMUNE EXPANDS INTERNATIONAL COMMERCIALIZATION OF CYTOGAM

Gaithersburg, MD, February 9, 1998 -- MedImmune, Inc. (Nasdaq:MEDI) today announced it has been granted marketing authorization for CytoGam (Cytomegalovirus Immune Globulin Intravenous (Human)) from the Secretary of Health in Mexico and the Drug Institute Bureau of Drug and Medical Materials Registration in Poland. The Company also announced that it has signed an exclusive agreement with Genesis Bio-Pharmaceuticals, Inc. for national distribution of CytoGam in Canada. In August 1997 MedImmune announced that it received marketing approval for CytoGam from Canadian authorities.

"We have made significant progress in breaking new ground with CytoGam in international markets," commented Eric Richman, Director, International Commercialization at MedImmune. "During 1997, international sales increased six fold to $1.8 million from $0.3 million in 1996. We will continue to expand our global commercialization efforts in order to provide important products like CytoGam to transplant patients worldwide."

MedImmune will market CytoGam in Poland and Mexico for the attenuation of primary cytomegalovirus (CMV) disease associated with kidney transplantation. The Company has filed marketing applications and is awaiting clearance in several countries including, Hong Kong, South Korea, Argentina, Hungary and France. Additionally, MedImmune has been working with the French authorities to file a summary application seeking "Authorisations Temporaires d'Utilisation" in order to provide CytoGam on a named patient basis.

"Our agreement with Genesis Bio-Pharmaceuticals provides us with immediate access to the Canadian market," added Mr. Richman. "They have extensive experience with the Canadian Red Cross and have successfully launched several plasma-derived products in Canada over the last 15 years." Genesis Bio-Pharmaceuticals is an organization that specializes in the marketing, sales and distribution of plasma derived products and vaccines.

CytoGam is an intravenous immune globulin enriched in antibodies against CMV and is marketed by MedImmune in the United States for the attenuation of primary CMV disease in donor-positive / recipient-negative kidney transplant patients (please see full prescribing information). The Company currently sells CytoGam through distributors in certain Eastern European countries and intends to file for marketing approval in other European and Latin American countries during 1998.

CMV is the most important cause of infection occurring after transplantation and contributes to significant morbidity and mortality. In transplant patients, CMV can cause severe pneumonia, increased bacterial and fungal infections and other organ complications related to CMV tissue invasive disease which, if not successfully treated, can lead to organ failure. CMV has also been associated with an increased risk of rejection of the transplanted organ.

MedImmune, Inc. is a biotechnology company focused on developing and marketing products for the prevention and treatment of infectious diseases and for use in transplantation medicine. The Company currently markets two products through its hospital-based sales force and has five new product candidates in clinical trials. CytoGam is manufactured by Massachusetts Biologic Laboratories. MedImmune is located in Gaithersburg, MD.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in the Company's filings with the U.S. Securities and Exchange Commission. MedImmune cautions that sale of CytoGam outside of the U.S. will require marketing clearance by regulatory authorities; there can be no assurances that such clearance will be obtained.


(REGISTRANT)      MEDIMMUNE, INC.




BY (SIGNATURE)    /s/ David M. Mott
(NAME AND TITLE)  David M. Mott, President and Chief Operating Officer
                                (Principal financial and accounting officer)
(DATE)            February 11, 1998